DLA Piper Rudnick Gray Cary US LLP 6225 Smith Avenue Baltimore, Maryland 21209-3600 T 410.580.3000 F 410.580.3001 W www.dlapiper.com

March 30, 2005

ALLEGHENY ENERGY, INC.

800 Cabin Hill Drive

Greensburg, PA 15601

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Maryland counsel to Allegheny Energy, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) relating to (i) 10,000,000 shares (the “Placed Shares”) of the Company’s common stock, par value $1.25 per share (the “Common Stock”), issued pursuant to a stock purchase agreement dated October 5, 2004 by and between the Company and the purchaser named therein (the “Stock Purchase Agreement”), and (ii) 249,999 shares (the “Warrant Shares”) of Common Stock, issuable upon the exercise of warrants (the “Warrants”) attached to the Company’s 11 7/8% Notes due 2008 (the “Notes”). This opinion is being provided at your request in connection with the filing of the Registration Statement.

In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	The Registration Statement.

(b)	The Charter of the Company (the “Charter”), as amended and supplemented to date, certified as of a recent date by the Department of Assessments and Taxation of the State of Maryland (the “MSDAT”).

(c)	The By-Laws of the Company (the “By-Laws”), as amended and restated and in effect on the date hereof, certified by an officer of the Company.

(d)	The Stock Purchase Agreement.

(e)	A specimen stock certificate for the Placed Shares and the Warrant Shares.

Allegheny Energy, Inc.

March 30, 2005

(f)	The Warrants.

(g)	The resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors relating to, among other things, the authorization of the Stock Purchase Agreement, the Registration Statement, the Placed Shares, the Warrants and the Warrant Shares (the “Resolutions”).

(h)	A short-form Good Standing Certificate for the Company, dated a recent date, issued by the MSDAT.

(i)	An Officer’s Certificate of the Company, dated the date hereof (the “Certificate”), as to certain factual matters.

(j)	Such other documents as we have considered necessary to the rendering of the opinion expressed below.

In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect, and enforceability thereof with respect to such parties. We have also further assumed, without independent investigation, that the Placed Shares were issued and delivered in accordance with the terms of the Stock Purchase Agreement and that the Warrant Shares will be issued in accordance with the terms of the Warrants. As to any facts material to this opinion, we have relied solely upon the Certificate without independent verification.

Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

1.	The Placed Shares have been duly authorized and are validly issued, fully paid, and non-assessable.

Allegheny Energy, Inc.

March 30, 2005

2.	The Warrant Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.

The opinion set forth herein is subject to additional assumptions, qualifications and limitations as follows:

(i)	This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(ii)	We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of Maryland.

(iii)	We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland.

(iv)	We assume that, following the issuance of the Warrants Shares, the Company’s outstanding capital stock will not exceed the authorized capital stock provided for in the Charter.

(v)	This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement relating to the Placed Shares and the Warrant Shares. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    DLA Piper Rudnick Gray Cary US LLP